Exhibit 99.1
Press Release
TreeHouse Foods, Inc. to Acquire San Antonio Farms
Westchester, IL, April 23, 2007 — TreeHouse Foods, Inc. (NYSE:THS) today announced it has entered into a definitive agreement with Silver Ventures, Inc. to acquire San Antonio Farms, a San Antonio, Texas based maker of premium quality Mexican sauces including salsa, picante, cheese dip, enchilada sauce and taco sauce. San Antonio Farms sells to retail customers primarily under private label arrangements and to food service customers under the San Antonio Farms label.
TreeHouse has agreed to pay $88.5 million in cash for the business, plus an adjustment for working capital. The transaction is expected to close within 45 days, subject to satisfaction of customary closing conditions. The transaction will be financed through borrowings under the Company’s existing $500 million credit facility. “We are very excited to add Mexican sauces to our family of products,” commented Sam K. Reed, Chairman and Chief Executive Officer. “Salsa, picante and other Mexican sauces are experiencing great growth and private label Mexican sauces are growing even faster than the total category. San Antonio Farms is a well managed company with premium products, a history of profitable growth with talented and dedicated employees. The transaction will be neutral to THS earnings over the balance of the year, but is expected to add approximately $0.05 per share to earnings in 2008.”
For the 12 months ending March 30, 2007 San Antonio Farms had revenues of $45.3 million. For the five years ended December 31, 2006 the company enjoyed a compound annual growth rate of 15.2%. The company manufactures all of its products at its processing and distribution facility in San Antonio, Texas where it employs approximately 100 people. “As a New York Stock Exchange company with a national focus, TreeHouse will be a good fit for San Antonio Farms and will help the company grow further,” commented Jack Kelly, President of San Antonio Farms. The San Antonio Farms headquarters will remain in San Antonio. TreeHouse does not anticipate any significant changes to the existing operations.
Brown, Gibbons Lang & Company is acting as financial advisor to TreeHouse in connection with the transaction. Lincoln International is advising San Antonio Farms and Silver Ventures on the transaction.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
ABOUT SAN ANTONIO FARMS
San Antonio Farms is a producer of Mexican sauces for the retail, foodservice and industrial markets. It sells its products under its own brands, under retailer’s store brand names, and as custom recipes for restaurant chains and foodservice distributors.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2006 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.
CONTACT
Investor Relations
TreeHouse Foods, Inc.
(708) 483-1300 Ext. 1343